Protective Life Corporation
Post Office Box 2606
Birmingham, AL  35202
205-268-1000

FOR IMMEDIATE RELEASE

PROTECTIVE ANNOUNCES SECOND QUARTER 2008 EARNINGS

BIRMINGHAM, Alabama (August 5, 2008) Protective Life Corporation (NYSE: PL) today reported results for the second quarter of 2008. Highlights include:

•
Net income was $0.53 per diluted share, compared to $0.91 per share in the second quarter of 2007. Included in the current quarter’s net income were net realized investment losses of $0.43 per share compared to net realized investment gains of $0.03 per share in the second quarter of 2007.  The $0.43 per share of net realized investment losses in the second quarter of 2008 included $0.73 per share of other-than-temporary impairments, which were partially offset by $0.30 per share of gains on the sale of certain securities and positive adjustments to derivatives.

•
Operating income for the second quarter was $0.96 per diluted share, compared to $0.88 per share in the second quarter of 2007.  Operating income differs from the GAAP measure, net income, in that it excludes realized investment gains (losses) and related amortization. The tables below reconcile operating income to net income for the Company and its business segments.

John D. Johns, Protective’s Chairman, President and Chief Executive Officer commented:

“We were pleased overall by our operating results in the second quarter.  Segment earnings in our Annuities, Stable Value and Acquisitions lines were in line with or above our expectations for the quarter.  While our Life Marketing segment was slightly below our expectations for the quarter, after adjusting for less than expected favorable mortality, results were essentially in line with our plan.  Earnings in Asset Protection were below plan, due to the impact of the sharp decline in U.S. auto and marine sales in the quarter and certain legal expenses and settlements that were above plan levels.  In the Corporate and Other line, we were also pleased by the recovery we experienced in our securities trading account in the quarter.

At the same time, we were disappointed by the fact that net income was negatively impacted by impairment charges on a portfolio of Alt A category securities we purchased in 2007.  Notwithstanding these charges, our investment portfolios performed well in a difficult credit environment, as we continue to enjoy higher yields and wider spreads on our investments.   We were especially pleased by the solid credit performance we continued to experience in our commercial mortgage portfolio.  Problem mortgage loans remain at historically low levels.

As we look to the second half of the year, we expect credit market conditions to remain challenging.  Nevertheless, we are maintaining our disciplined approach to investment management, and we are optimistic that our securities and commercial mortgage loan portfolio will hold up well in the circumstances.  We are not, however, optimistic about participating mortgage income over the remainder of the year.  The absence of liquidity in the real estate sector is having a significant impact on sales activity in the participating loan portfolio.  While we do see increasing opportunities to originate attractive participating loans, we do expect low levels of participating mortgage income for the remainder of the year.

We remain encouraged by our prospects in our retail marketing businesses.  We expect to have a record level of sales in our Annuities line and continued positive fund flows in most product lines.  While life sales were somewhat below plan in the first half of the year due, in part, to the late introduction of a new series of universal life products, our expectation is that sales activity will pick up in the second half as these and other new products are introduced to the market.  Overall, we think we are well positioned in the annuities and life marketing lines for solid performance.  While Asset Protection is likely to remain under some sales and earnings pressure so long as auto and marine sales are depressed, we expect continued good performance from our in-force service contract business.

Overall, we believe that our fundamentals remain solid, notwithstanding the challenges presented by the current macroeconomic environment, and we remain positive in our longer-term outlook and expectations for our business.”

FINANCIAL HIGHLIGHTS

•	Life Marketing pre-tax operating income was $38.1 million compared to $37.8 million in the second quarter last year.

•	Pre-tax operating income for the Acquisitions segment was $34.5 million, up 12.0% from the same period last year.

•
Pre-tax operating income in the Annuities segment was $9.5 million compared to $6.7 million in the same period last year.  The Annuities segment results for second quarter 2008 were positively impacted by the effect of $1.7 million of fair value changes, net of deferred acquisition cost (DAC) amortization.

•	The Stable Value Products segment reported $17.5 million in pre-tax operating income, a 42.0% increase over the same period last year.

•	The Asset Protection segment reported pre-tax operating income of $6.7 million compared to $11.5 million in the same period last year.

•	Operating income return on average equity for the twelve months ended June 30, 2008 was 10.2%.

•	Net income return on average equity for the twelve months ended June 30, 2008 was 8.3%.

•
At June 30, 2008, below investment grade securities were 5.3% of invested assets, and problem mortgage loans and foreclosed properties were 0.2% of the commercial mortgage loan portfolio.  As of June 30, 2008, the total market value of securities supported by collateral classified as sub-prime was $72.8 million, or 0.2% of total invested assets.

Additionally, as of June 30, 2008, residential mortgage-backed securities supported by collateral classified as Alt-A totaled $754.7 million, comprising 2.5% of total invested assets.  Of the total Alt-A securities, 92.5% are rated AAA.  During the second quarter 2008, the Company recorded pre-tax other-than-temporary impairments of $80.0 million related to a portion of these securities not rated AAA.  The decline in the estimated fair value of these securities resulted from factors including downgrades in rating, interest rate changes, and the current distressed credit markets. These other-than-temporary impairments resulted from our analysis of circumstances and our belief that credit events, loss severity, changes in credit enhancement, and/or other adverse conditions of the respective issuers have caused, or will lead to, a deficiency in the contractual cash flows related to these investments.

2008 GUIDANCE

Based on current information, Protective is revising its guidance with respect to expected 2008 operating income per diluted share to a range of $3.60 to $3.80 per share from $3.80 to $4.15 per share.  The reduction in guidance is primarily attributable to expectations for limited opportunities of participating mortgage income, reduced profits in the Asset Protection Division related to the current macroeconomic environment for auto and marine sales, and slower recovery of fair value items impacting the Annuities segment and the trading portfolio. Protective’s 2008 guidance excludes any reserve adjustments or unusual or unpredictable benefits or charges that might occur during the rest of the year. The 2008 guidance range is based upon many assumptions, including but not limited to the following:  the expected pattern of financial results of life insurance business written under our capital markets securitization structure; no substantial changes in credit spreads, interest rates or the slope of the yield curve from conditions existing on July 28, 2008; additional recovery of $10 million of mark-to-market losses on a trading portfolio from first quarter 2008 in the second half of 2008; achieving our targeted level of sales in our major retail product lines; the ongoing impact of the ordinary course run-off of older policies; no material change in the equity markets; and our view and expectations as to the likely effect of the interest rate environment on our business (including our view and expectations of credit spreads, the yield curve, and the volume of prepayments and income from both our securities portfolio and our participating mortgage loan portfolio).  The 2008 guidance also assumes that Life Marketing mortality will be consistent with 2007 results for the remainder of the year.  Investment income from extraordinary sources (primarily participating mortgage loan income and prepayment fees) is expected to decline in 2008 compared to 2007 levels, but is assumed to be replaced by higher levels of investment income from the remaining investment portfolio.  The 2008 guidance range also assumes no further positive or negative unlocking of deferred policy acquisition costs (“DAC”) or adjustments to value of businesses acquired (“VOBA”), and diluted weighted average shares outstanding of 71.6 million.

The Company’s actual experience in 2008 will almost certainly differ from the expectations described above, due to a number of factors including, but not limited to, the risk factors set forth under “Forward Looking Statements” below and in the Company’s most recent Form 10-K and Form 10-Q, significant changes in earnings on investment products caused by changes in interest rates and the equity markets, changes in fair value affecting operating income, DAC and VOBA amortization, and changes in our effective tax rate that are difficult to anticipate or forecast.  Accordingly, no assurance can be given that actual results will fall within the expected guidance range.

For information relating to non-GAAP measures (operating income, share-owners’ equity per share excluding other comprehensive income, operating return on average equity, and net income return on average equity) in this press release, please refer to the disclosure at the end of this press release. All per share results used throughout this press release are presented on a diluted basis, unless otherwise noted.

SECOND QUARTER CONSOLIDATED RESULTS

($ in thousands; net of income tax)
	2Q2008	2Q2007

Operating income	$68,581	$62,799
Realized investment gains (losses) and
related amortization, net of certain
derivative gains (losses)	(30,397)	2,306
Net Income	$38,184	$65,105

($ per share; net of income tax)
	2Q2008	2Q2007

Operating income	$0.96	$0.88
Realized investment gains (losses) and
related amortization
Investments	(1.02)	(0.65)
Derivatives	0.59	0.68
Net Income	$0.53	$0.91

BUSINESS SEGMENT OPERATING INCOME BEFORE INCOME TAX

The table below sets forth business segment operating income before income tax for the periods shown:

OPERATING INCOME BEFORE INCOME TAX
($ in thousands)

	2Q2008	2Q2007

LIFE MARKETING	$38,127	$37,834
ACQUISITIONS	34,514	30,814
ANNUITIES	9,487	6,669
STABLE VALUE PRODUCTS	17,545	12,355
ASSET PROTECTION	6,664	11,522
CORPORATE & OTHER	(2,093)	(1,300)
	$104,244	$97,894

In the Life Marketing and Asset Protection segments, pre-tax operating income equals segment income before income tax for all periods. In the Stable Value Products, Annuities, Acquisitions and Corporate & Other segments, operating income excludes realized investment gains (losses) and related amortization of DAC and VOBA as set forth in the table below.

($ in thousands)	2Q2008	2Q2007

Operating income before
income tax	$104,244	$97,894
Realized investment gains (losses)
Stable Value Contracts	1,823	(583)
Annuities	1,095	53
Acquisitions	(3,824)	2,566
Corporate & Other	(44,568)	2,578
Less: periodic settlements on derivatives
Corporate & Other	1,786	237
Related amortization of deferred policy
acquisition costs and value of businesses acquired
Acquisitions	(535)	777
Annuities	40	53
Income before income tax	$57,479	$101,441

Income before income tax (which, unlike operating income before income tax, does not exclude realized gains (losses) net of the related amortization of DAC and VOBA and participating income from real estate ventures) for the Acquisitions segment was $31.2 million for the second quarter of 2008 and $32.6 million for the second quarter of 2007. Income before income tax for the Annuities segment was $10.5 million for the second quarter of 2008 and $6.7 million for the second quarter of 2007. Income before income tax for the Stable Value segment was $19.4 million for the second quarter of 2008 and $11.8 million for the second quarter of 2007. Income before income tax for the Corporate & Other segment was a loss of $48.4 million for the second quarter of 2008 and income of $1.0 million for the second quarter of 2007.

The sales statistics given in this press release are used by the Company to measure the relative progress of its marketing efforts. These statistics were derived from the Company’s various sales tracking and administrative systems and were not derived from the Company’s financial reporting systems or financial statements. These statistics attempt to measure only one of many factors that may affect future business segment profitability, and therefore are not intended to be predictive of future profitability.

SALES

The table below sets forth business segment sales for the periods shown:

($ in millions)
	2Q2008	2Q2007

LIFE MARKETING	$41.1	$64.7
ANNUITIES	552.2	428.8
STABLE VALUE PRODUCTS	587.8	135.0
ASSET PROTECTION	119.6	150.2

BUSINESS SEGMENT HIGHLIGHTS

LIFE MARKETING:  Life Marketing pre-tax operating income was $38.1 million compared to $37.8 million in second quarter last year. Term and universal life mortality had an unfavorable impact to earnings of $0.8 million in the second quarter of 2008; approximately $1.5 million more favorable than the prior year’s quarter.  Investment income in the second quarter of 2007 included approximately $4.0 million of investment income that is now allocated to the Corporate & Other segment as a result of the completion of the AXXX securitization.

Life Marketing sales were $41.1 million, down 36.4% compared to $64.7 million in the second quarter of 2007.  Term insurance sales in the current quarter were $26.9 million compared to $44.0 million in the prior year’s quarter.  Universal life insurance sales in the second quarter of 2008 were $12.6 million compared to $18.5 million in the second quarter of 2007.

ACQUISITIONS:  Pre-tax operating income was $34.5 million for the second quarter of 2008, up 12.0% compared to $30.8 million in the second quarter of 2007.  The current quarter reflected lower expenses related to the Chase Insurance Group acquisition, which was partially offset by expected runoff of the acquired blocks.

ANNUITIES:  Pre-tax operating income in the Annuities segment was $9.5 million in the second quarter of 2008, up from $6.7 million in the second quarter of 2007. The Annuities segment results for second quarter 2008 were positively impacted by the net effect of $1.7 million of fair value changes, net of DAC amortization, related to the variable annuity GMWB rider and the Equity Indexed Annuity product.

Annuity account values were $8.1 billion as of June 30, 2008, an increase of 14.1% over the prior year.  The Annuities segment had positive cash flows in all of its product portfolios in the second quarter of 2008.

Total annuity sales increased 28.8% to $552.2 million in the second quarter of 2008 compared to the prior year’s quarter. Fixed annuity sales were $436.8 million in the second quarter of 2008 compared to $305.6 million in the prior year’s quarter. Variable annuity sales were $115.4 million in the second quarter of 2008 compared to $123.3 million in the second quarter of 2007.

STABLE VALUE PRODUCTS:  Pre-tax operating income in the Stable Value Products segment was $17.5 million in the second quarter of 2008, compared to $12.4 million in the second quarter of 2007. Operating spreads widened in the second quarter of 2008 to 134 basis points as compared to 104 basis points in the second quarter of 2007.  Sales were $587.8 million in second quarter 2008 compared to sales in the second quarter of 2007 of $135.0 million.  Deposit balances ended the quarter at $5.4 billion, up 13.2% compared to $4.8 billion in the second quarter of 2007.

ASSET PROTECTION:  The Asset Protection segment had pre-tax operating income of $6.7 million in the second quarter of 2008 compared to $11.5 million in the prior year’s second quarter.  The decrease was primarily the result of lower service contract earnings due to lower sales and lower earnings in Inventory Protection and Guaranteed Asset Protection products. Sales were $119.6 in the second quarter of 2008 compared to $150.2 in the same period last year.

CORPORATE & OTHER: This segment consists primarily of net investment income on unallocated capital, interest expense on all debt, various other items not associated with the other segments and ancillary run-off lines of business. The segment reported a pre-tax operating loss of $2.1 million in the second quarter of 2008, compared to $1.3 million of operating loss in the second quarter of 2007. The loss in the second quarter of 2008 includes a gain of $5.3 million related to the mark-to-market on a $418 million portfolio of securities designated for trading.  Participating mortgage income in the current quarter was $1.7 million or $3.4 million lower than the second quarter of 2007 (both periods exclude $2.0 million that was allocated to the other business segments).

CONFERENCE CALL

There will be a conference call for management to discuss the quarterly results with analysts and professional investors on August 6, 2008 at 9:00 a.m. Eastern. Analysts and professional investors may access this call by calling 1-800-862-9098 (international callers 1-785-424-1051) and giving the conference ID: Protective. A recording of the call will be available from 12:00 p.m. Eastern August 6, 2008 until midnight August 13, 2008. The recording may be accessed by calling 1-800-283-4595 (international callers 1-402-220-0873).

The public may listen to a simultaneous webcast of the call on the homepage of the Company's web site at www.protective.com. A recording of the webcast will also be available from 12:00 p.m. Eastern August 6, 2008 until midnight August 13, 2008.

Supplemental financial information is available on the Company’s web site at www.protective.com in the Analyst/Investor section under the financial report library titled Supplemental Financial Information.

INFORMATION RELATING TO NON-GAAP MEASURES

Throughout this press release, GAAP refers to accounting principles generally accepted in the United States of America. Consolidated and segment operating income are defined as income before income tax excluding net realized investment gains (losses) net of the related amortization of deferred policy acquisition costs (“DAC”) and value of businesses acquired (“VOBA”) and participating income from real estate ventures. Periodic settlements of derivatives associated with corporate debt and certain investments and annuity products are included in realized gains (losses) but are considered part of consolidated and segment operating income because the derivatives are used to mitigate risk in items affecting consolidated and segment operating income. Management believes that consolidated and segment operating income provides relevant and useful information to investors, as it represents the basis on which the performance of the Company’s business is internally assessed. Although the items excluded from consolidated and segment operating income may be significant components in understanding and assessing the Company’s overall financial performance, management believes that consolidated and segment operating income enhances an investor’s understanding of the Company’s results of operations by highlighting the income (loss) attributable to the normal, recurring operations of the Company’s business. As prescribed by GAAP, certain investments are recorded at their market values with the resulting unrealized gains (losses) affected by a related adjustment to DAC and VOBA, net of income tax, reported as a component of share-owners’ equity. The market values of fixed maturities increase or decrease as interest rates change. The Company believes that an insurance company’s share-owners’ equity per share may be difficult to analyze without disclosing the effects of recording accumulated other comprehensive income, including unrealized gains (losses) on investments.

The 2008 earnings guidance presented in this release is based on the financial measure operating income per diluted share. Net income per diluted share is the most directly comparable GAAP measure. A quantitative reconciliation of Protective’s net income per diluted share to operating income per diluted share is not calculable on a forward-looking basis because it is not possible to provide a reliable forecast of realized investment gains and losses, which typically vary substantially from period to period.

RECONCILIATION OF SHARE-OWNERS’ EQUITY PER SHARE EXCLUDING ACCUMULATED OTHER COMPREHENSIVE INCOME PER SHARE

($ per common share outstanding as of June 30, 2008)

Total share-owners’ equity per share	$29.80
Less: Accumulated other comprehensive income per share	(6.96)

Total share-owners’ equity per share
excluding accumulated other comprehensive income	$36.76

Operating income return on average equity and net income return on average equity are measures used by management to evaluate the Company’s performance. Operating income return on average equity for the twelve months ended June 30, 2008 is calculated by dividing operating income for this period by the average ending balance of share-owners’ equity (excluding accumulated other comprehensive income) for the five most recent quarters. Net income return on average equity for the twelve months ended June 30, 2008, is calculated by dividing net income for this period by the average ending balance of share-owners’ equity (excluding accumulated other comprehensive income) for the five most recent quarters.

CALCULATION OF OPERATING INCOME RETURN ON AVERAGE EQUITY
ROLLING TWELVE MONTHS ENDED JUNE 30, 2008

Numerator:
($ in thousands)	Three Months Ended
	Sept. 30, 2007	Dec. 31, 2007	Mar. 31, 2008	June 30, 2008	Twelve Months Ended June 30, 2008

Net income	$72,992	$60,886	$35,882	$38,184	$207,944
Net of:
Realized investment gains
(losses), net of income tax
Investments	28,024	12,222	(18,229)	(73,067)	(51,050)
Derivatives	(24,479)	(17,022)	2,979	43,509	4,987
Related amortization of DAC,
net of income tax	(29)	(754)	(698)	322	(1,159)
Add back:
Derivative gains related
to Corp. debt and investments,
net of income tax	85	127	315	1,161	1,688
Operating Income	$69,561	$66,567	$52,145	$68,581	$256,854

Denominator:	Share-Owners’ Equity	Accumulated Other Comprehensive Income	Share-Owners’ Equity Excluding Accumulated Other Comprehensive Income

June 30, 2007	$2,293,542	$(139,132)	$2,432,674
September 30, 2007	2,405,623	(85,711)	2,491,334
December 31, 2007	2,456,761	(80,529)	2,537,290
March 31, 2008	2,163,860	(379,948)	2,543,808
June 30, 2008	2,081,742	(486,222)	2,567,964
Total			$12,573,070
Average			$2,514,614
Operating Income Return on Average Equity			10.2%

CALCULATION OF NET INCOME RETURN ON AVERAGE EQUITY
ROLLING TWELVE MONTHS ENDED JUNE 30, 2008

($ in thousands)

Numerator:

Net income – three months ended September 30, 2007	$72,992
Net income – three months ended December 31, 2007	60,886
Net income – three months ended March 31, 2008	35,882
Net income – three months ended June 30, 2008	38,184
Net income – rolling twelve months ended June 30, 2008	$207,944

Denominator:	Share-Owners’ Equity	Accumulated Other Comprehensive Income	Share-Owners’ Equity Excluding Accumulated Other Comprehensive Income

June 30, 2007	$2,293,542	$(139,132)	$2,432,674
September 30, 2007	2,405,623	(85,711)	2,491,334
December 31, 2007	2,456,761	(80,529)	2,537,290
March 31, 2008	2,163,860	(379,948)	2,543,808
June 30, 2008	2,081,742	(486,222)	2,567,964
Total			$12,573,070
Average			$2,514,614
Net Income Return on Average Equity			8.3%

FORWARD-LOOKING STATEMENTS

This release and the supplemental financial information provided includes “forward-looking statements” which express expectations of future events and/or results. All statements based on future expectations rather than on historical facts are forward-looking statements that involve a number of risks and uncertainties, and the Company cannot give assurance that such statements will prove to be correct. The factors which could affect the Company’s future results include, but are not limited to, general economic conditions and the following known trends and uncertainties: the Company is exposed to the risks of natural disasters, pandemics, malicious and terrorist acts that could adversely affect the Company’s operations; the Company operates in a mature, highly competitive industry, which could limit its ability to gain or maintain its position in the industry and negatively affect profitability; a ratings downgrade could adversely affect the Company’s ability to compete; the Company’s policy claims fluctuate from period to period resulting in earnings volatility, and actual results could differ from management’s expectations, including, but not limited to, expectations of mortality, morbidity, casualty losses, persistency, lapses, customer mix and behavior, and projected level of used vehicle values; the Company’s results may be negatively affected should actual experience differ from management’s assumptions and estimates which by their nature are imprecise and subject to changes and revision over time; the use of reinsurance, and any change in the magnitude of reinsurance, introduces variability in the Company’s statements of income; the Company could be forced to sell investments at a loss to cover policyholder withdrawals; interest rate fluctuations could negatively affect the Company’s spread income or otherwise impact its business, including, but not limited to, the volume of sales, the profitability of products, investment performance, and asset liability management; equity market volatility could negatively impact the Company’s business, particularly with respect to the Company’s variable products, including an increase in the rate of amortization of DAC and estimated cost of providing minimum death benefit guarantees relating to the variable products; insurance companies are highly regulated and subject to numerous legal restrictions and regulations, including, but not limited to, restrictions relating to premium rates, reserve requirements, marketing practices, advertising, privacy, policy forms, reinsurance reserve requirements, acquisitions, and capital adequacy, and the Company cannot predict whether or when regulatory actions may be taken that could adversely affect the Company or its operations; changes to tax law or interpretations of existing tax law could adversely affect the Company, including, but not limited to, the demand for and profitability of its insurance products and the Company’s ability to compete with non-insurance products; financial services companies are frequently the targets of litigation, including, but not limited to, class action litigation, which could result in substantial judgments, and the Company, like other financial services companies, in the ordinary course of business is involved in litigation and arbitration; publicly held companies in general and the financial services industry in particular are sometimes the target of law enforcement investigations and the focus of increased regulatory scrutiny; the Company’s ability to maintain low unit costs is dependent upon the level of new sales and persistency of existing business, and a change in persistency may result in higher claims and/or higher or more rapid amortization of deferred policy acquisition costs and thus higher unit costs and lower reported earnings; the Company’s investments, including, but not limited to, the Company’s invested assets, derivative financial instruments and commercial mortgage loan portfolio, are subject to market and credit risks; the Company may not realize its anticipated financial results from its acquisitions strategy, which is dependent on factors such as the availability of suitable acquisitions, the availability of capital to fund acquisitions and the realization of assumptions relating to the acquisition; the Company may not be able to achieve the expected results from its recent acquisition; the Company is dependent on the performance of others, including, but not limited to, distributors, third-party administrators, fund managers, reinsurers and other service providers, and, as with all financial services companies, its ability to conduct business is dependent upon consumer confidence in the industry and its products; the Company’s reinsurers could fail to meet assumed obligations, increase rates, or be subject to adverse developments that could affect the Company, and the Company’s ability to compete is dependent on the availability of reinsurance, which has become more costly and less available in recent years, or other substitute capital market solutions; the success of the Company’s captive reinsurance program and related marketing efforts is dependent on a number of factors outside the control of the Company, including, but not limited to, continued access to capital markets and the overall tax position of the Company; computer viruses or network security breaches could affect the data processing systems of the Company or its business partners, and could damage the Company’s business and adversely affect its financial condition and results of operations; the Company’s ability to grow depends in large part upon the continued availability of capital, which has been negatively impacted by recent regulatory action and reserve increase related to certain discontinued lines of business and may be negatively impacted in the future by an increase in guaranteed minimum death benefit related policy liabilities resulting from negative performance in the equity markets, and future marketing plans are dependent on access to the capital markets through securitization; and new accounting or statutory rules or changes to existing accounting or statutory rules could negatively impact the Company; the Company’s risk management policies and procedures may leave it exposed to unidentified or unanticipated risk, which could negatively affect our business or result in losses; credit market volatility could cause market price and cash flow variability in the Company’s fixed income portfolio, resulting in defaults on principal or interest payments on those securities or adversely impact the Company’s ability to efficiently access the capital markets to issue long term debt or fund excess statutory reserves. Please refer to Exhibit 99 of the Company’s most recent Form 10-K/ 10-Q for more information about these factors which could affect future results.

CONTACTS:
Rich Bielen
Vice Chairman and Chief Financial Officer
(205) 268-3617

Eva Robertson
Vice President, Investor Relations
(205) 268-3912